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Consent of Independent Registered Public Accounting Firm

Re: The Genesis Lease Limited Equity Incentive Plan

The Board of Directors

Genesis Lease Limited:

We consent to the incorporation by reference in this registration statement on Form S-8 of Genesis Lease Limited of our report dated April 2, 2007, relating to the combined and consolidated balance sheets of Genesis Lease Limited and subsidiaries as of December 31, 2005 and 2006 and the related combined and consolidated statements of income, shareholders’ equity and accumulated other comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006.

/s/ KPMG
KPMG
Dublin, Ireland

24 April 2007